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                                                                       EXHIBIT 8

                  [LETTERHEAD OF BRACEWELL & PETERSON, L.L.P.]



                              October __, 1998



Board of Directors
First National Bank of Missouri City
3660 Hampton Drive
Missouri City, Texas 77459

     Re: Federal Income Tax Consequences to Shareholders of First National Bank of Missouri City Disposing of Their Shares of Common Stock in the Consolidation

Gentlemen:

You have asked us to provide First National Bank of Missouri City ("Missouri City") with our tax opinion as to the likely federal income tax consequences to holders ("Shareholders") of the outstanding common stock, $5.00 par value, of Missouri City ("Missouri City Common Stock") with respect to the above-referenced consolidation. You have advised that Norwest Corporation, a Delaware corporation ("Norwest"), is acquiring all of the Missouri City Common Stock by way of a consolidation ("Consolidation") of a wholly-owned subsidiary of Norwest with Missouri City in which Missouri City will be the surviving entity.

In particular, it is our understanding that the Consolidation will be implemented by having the holders of Missouri City Common Stock exchange such stock for shares of common stock, $1-2/3 par value, of Norwest ("Norwest Common Stock"). Shareholders of Missouri City will also have the opportunity to exercise dissenters' rights in accordance with the procedure provided in the National Bank Act, entitling them to receive cash for their shares of Missouri City Common Stock.

Our opinions are set forth herein and are also discussed under the caption "The Consolidation-Federal Income Tax Consequences" in the Prospectus and Proxy Statement ("Prospectus"), which is to be included in Norwest's Registration Statement on Securities and Exchange Commission Form S-4 ("Registration Statement"). Our opinion, however, does not address issues dependent upon the individual tax situation of any Shareholder. In addition, our opinion does not directly consider tax consequences to the Shareholders for actions taken before the Consolidation, nor tax consequences unique to Norwest following the Consolidation.
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You have indicated you will rely on our opinions and will not seek a ruling from the Internal Revenue Service ("Service") regarding these matters. Our opinions represent only our best legal judgment and have no binding effect or official status of any kind. No assurance can be given that our conclusions would be sustained by a court if contested by the Service.

REPRESENTATIONS

In rendering our opinion, we have relied on representations made by both Norwest and Missouri City. Such representations are noted below. (The capitalized words and phrases used herein, to the extent not defined herein, shall have the meanings provided in the Registration Statement, as amended).

Norwest's Representations
-------------------------

     (i) The fair market value of the Norwest Common Stock to be received by each Shareholder will be approximately equal to the fair market value of the Missouri City Common Stock surrendered by such Shareholder in the exchange.

     (ii) Except for purchases made on the open market pursuant to an ongoing authorized stock repurchase program, Norwest has no plan or intention to reacquire any of the Norwest Common Stock issued in the Consolidation.

     (iii) Norwest has no plan or intention to sell or otherwise dispose of any of the assets of Missouri City acquired in the transaction except for dispositions made in the ordinary course of business, transactions described in
Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("Code") or Treas. Reg. 1.368-2(k), or transfers or dispositions that do not violate the "substantially all requirement."

     (iv) Following the Consolidation, Norwest will continue the historic business of Missouri City or use a significant portion of Missouri City's historic business assets in a business.

     (v) Norwest will pay its respective expenses, if any, incurred in connection with the Consolidation.

     (vi) There is no intercorporate indebtedness existing between Norwest and Missouri City that was issued, acquired, or will be settled at a discount.

     (vii) Norwest is not an investment company as defined in Code (S) 368(a)(2)(F)(iii) and (iv).

     (viii) The fair market value of the assets of Missouri City transferred to Norwest will equal or exceed the sum of the liabilities assumed by Norwest, including the amount of liabilities, if any, to which the transferred assets are subject.
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Missouri City's Representations
-------------------------------

     (i) The fair market value of the Norwest Common Stock and other consideration received by each Shareholder will be approximately equal to the fair market value of the Missouri City Common Stock surrendered by such Shareholder in the exchange.

     (ii) The liabilities of Missouri City assumed by Norwest and the liabilities to which the transferred assets of Missouri City are subject were incurred by Missouri City in the ordinary course of business.

     (iii) Missouri City will pay its respective expenses, if any, incurred in connection with the Consolidation.

     (iv) No intercorporate debt exists between Missouri City and Norwest that was issued, acquired, or will be settled at a discount.

     (v) Missouri City is not an investment company as defined under Code (S) 368(a)(2)(F)(iii) and (iv).

     (vi) Missouri City is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Code (S) 368(a)(3)(A).

     (vii) The fair market value of the assets of Missouri City transferred to Norwest will equal or exceed the sum of the liabilities assumed by Norwest, including the amount of liabilities, if any, to which the transferred assets are subject.

In addition, our opinion is based on the representation that there is no plan or intention by Shareholders who own 1% or more of the Missouri City Common Stock, and to the best knowledge of the management of Missouri City, there is no plan or intention on the part of the remaining Shareholders, to sell, exchange, or otherwise dispose of a number of shares of Norwest Common Stock received in the transaction that would reduce the Shareholders' ownership of Norwest Common Stock to a number of shares having a value, as of the date of the Consolidation, of less than 50% of the value of all of the (formerly) outstanding Missouri City Common Stock as of the same date. For purposes of this representation, shares of Missouri City Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Norwest Common Stock will be treated as outstanding Missouri City Common Stock on the date of the Consolidation. Moreover, shares of Missouri City Common Stock and shares of Norwest Common Stock held by Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.
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Opinion
-------

Based on the foregoing and subject to the limitations and assumptions set forth above and herein, and having due regard for such legal considerations as we deem relevant, our opinion is set forth below.

The Consolidation will, for federal income tax purposes, constitute a reorganization described in Code (S) 368(a)(1)(A). Accordingly, it is our opinion that the following statements will be true with respect to the
Shareholders:

1. No gain or loss will be realized by Shareholders to the extent they exchange Missouri City Common Stock for Norwest Common Stock pursuant to the terms of the Consolidation.

2. The aggregate basis of Norwest Common Stock received by each Shareholder in the Consolidation will be the same as the aggregate basis of the Missouri City Common Stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the Shareholder under the exchange.

3. The holding period of Norwest Common Stock received by each Shareholder will include the period during which Missouri City Common Stock surrendered therefore was held, provided the Missouri City Common Stock is a capital asset in the hands of the Shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of Norwest Common Stock will be treated as a sale or exchange of such fractional shares potentially eligible for capital gains treatment.

4. Dissenting Shareholders whose shares of Missouri City Common Stock are disposed of pursuant to the exercise of appraisal rights will realize gain or loss equal to the difference between the amount of cash received from the exercise of such dissenters' rights and such Shareholder's aggregate adjusted tax basis in the stock exchanged.

5. Unless an exemption applies, under the backup withholding rules of Code (S) 3406, an exchange agent (such as the exchange agent for Norwest) shall be required to withhold, and will withhold, 31% of all cash payments to which a Shareholder is entitled pursuant to the Consolidation (unless such Shareholder provides his taxpayer identification number-Social Security Number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

CONCLUSION

In conclusion, this opinion is solely for the benefit of Missouri City and the Shareholders and, as such, this opinion may not be relied upon in any manner by any other person or entity.
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CONSENT

We hereby consent to the filing of this letter as Exhibit 8 to the Registration Statement on Form S-4 and to the reference to us in the section entitled "The Consolidation--U.S. Federal Income Tax Consequences of the Consolidation to First National Bank Shareholders."

                                            Very truly yours,



                                            Bracewell & Patterson, L.L.P.